CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the inclusion of our Auditors' Report, dated March 19, 2021 on the financial statements of Canzell Realty, Inc. (formerly known as Chantel Ray Real Estate, Inc.) as of December 31, 2020 and 2019, included in the Form 1-A Tier II Offering. We also consent to application of such report to the financial information in the Form 1-A Tier II Offering, when such financial information is read in conjunction with the financial statements referred to in our report.

Barnes, Brock, Cornwell & Painter, PLC

Chesapeake, Virginia May 19, 2021